Exhibit 99.1

Aerkomm Inc. Announces Reverse Stock Split

FREMONT, Calif., Jan. 17, 2019 /PRNewswire/ -- Aerkomm Inc. (“Aerkomm” or “the Company”) (OTCQX: AKOM), a provider of in-flight broadband entertainment and connectivity solutions, today announced that the Company has completed a 1-for-5 reverse stock split of its issued and outstanding shares of common stock (the “Reverse Split”).

The Reverse Split was duly approved by the Board of Directors of the Company without stockholder approval, in accordance with the authority conferred by Section 78.207 of the Nevada Revised Statutes. The Certificate of Change also decreased the authorized number of shares of the Company’s common stock from 450,000,000 shares to 90,000,000 shares.

Pursuant to the Reverse Split, holders of the Company’s common stock are deemed to hold one (1) post-split share of the Company’s common stock for every five (5) shares of the Company’s common stock held. No fractional shares were issued in connection with the Reverse Split. Stockholders who were entitled to a fractional post-split share received in lieu thereof one (1) whole post-split share.

At the market opening on January 16, 2019, the Company’s common stock began trading on the OTCQX Market on a split-adjusted basis. The Company’s common stock will continue to trade under the symbol “AKOM” (temporary symbol “AKOMD” indicating a reverse stock split has occurred). The new CUSIP number for the Company’s common stock is 00774B 208. Following the effectiveness of the Reverse Split, the Company has 9,351,666 shares of common stock issued and outstanding.

More details about the reverse stock split can be found in the Company’s filing with the Securities and Exchange Commission.

About Aerkomm Inc.

Aerkomm Inc. (OTCQX: AKOM), operating through its wholly owned subsidiary, Aircom Pacific, Inc., is a development stage service provider of in-flight entertainment and connectivity solutions for the airline industry. The Company strives to become a leading provider of a wide range of in-flight broadband entertainment and connectivity services, including Wi-Fi connectivity, cellular networks, movies, gaming, live television, and music. Aerkomm aims to reshape the market for in-flight entertainment and connectivity services by offering on-board connectivity to its prospective airline partners and passengers for free, generating revenue through advertising and on-board transactions.

More information about Aerkomm is available at www.aerkomm.com.

Safe Harbor Statement

This release does not constitute an offer to sell or a solicitation of offers to buy any securities of any entity. This release contains certain forward-looking statements based on our current expectations, forecasts and assumptions that involve risks and uncertainties. Forward-looking statements in this release are based on information available to us as of the date hereof. Our actual results may differ materially from those stated or implied in such forward-looking statements, due to risks and uncertainties associated with our business, which include the risk factors disclosed in our Registration Statement on Form S-1 filed with the Securities and Exchange Commission (SEC File No. 333-222208) on December 20, 2017, as declared effective on May 7, 2018 and supplemented to date. Forward-looking statements include statements regarding our expectations, beliefs, intentions or strategies regarding the future and can be identified by forward-looking words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “should,” and “would” or similar words. We assume no obligation to update the information included in this press release, whether as a result of new information, future events or otherwise.

Contact:

Rose Zu

ICR Inc

(+1) 646-405-7006